                                                                      EXHIBIT 11


              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

           Calculation of Basic Earnings (Loss) Per Common Share and
             Diluted Earnings (Loss) Per Common Share (unaudited)
                        (in millions, except per share)

                                                              Six Months Ended                      Three Months Ended
                                                     ----------------------------------     ----------------------------------
                                                                  June 30,                               June 30,
                                                     ----------------------------------     ----------------------------------
                                                          1998               1997                1998               1997
                                                     ---------------    ---------------     ---------------    ---------------
 Basic earnings (loss) per common share:
   Net income (loss) applicable to common stock              $ 51.1            $ (48.4)             $ 32.1            $ (11.3)
                                                     ===============    ===============     ===============    ===============


   Average number of common shares outstanding                 96.2               95.6                96.2               95.7
                                                     ===============    ===============     ===============    ===============


   Basic earnings (loss) per share                            $ .53             $ (.51)              $ .33             $ (.12)
                                                     ===============    ===============     ===============    ===============


 Diluted earnings (loss) per common share: (1)
   Net income (loss) applicable to common stock              $ 51.1            $ (48.4)             $ 32.1            $ (11.3)

   Add income effect, assuming conversion of
     potentially dilutive securities                           ---                ---                 ---                ---
                                                     ---------------    ---------------     ---------------    ---------------

   Net income (loss) on a diluted basis                      $ 51.1            $ (48.4)             $ 32.1            $ (11.3)
                                                     ===============    ===============     ===============    ===============


   Average number of common shares outstanding                 96.2               95.6                96.2               95.7

   Add common share effect, assuming conversion
     of potentially dilutive securities                          .8               ---                   .8               ---
                                                     ---------------    ---------------     ---------------    ---------------
   Average number of common shares outstanding
     on a diluted basis                                        97.0               95.6                97.0               95.7
                                                     ===============    ===============     ===============    ===============


   Diluted earnings (loss) per share                          $ .53             $ (.51)              $ .33             $ (.12)
                                                     ===============    ===============     ===============    ===============

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 NOTE:

(1) The computation of diluted earnings per share assumes that the average number of common shares outstanding during the period is increased by dilutive common share equivalents and the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.